EMPLOYMENT AGREEMENT


          This Employment Agreement ("Agreement") entered into as of May 1, 1995, ("Effective Date") is between Valero Energy Corporation, a Delaware corporation ("Valero"), and F. Joseph Becraft, a resident of Tulsa, Oklahoma ("Employee"). Valero and Employee are sometimes referred to herein individually as a "Party", and collectively as the "Parties". Valero and its subsidiary companies are sometimes referred to herein collectively as the "Company." The Parties hereby agree as follows:

     1.   Employment.  Valero hereby employs Employee, and
Employee hereby accepts employment with Valero, subject to the terms and conditions set forth in this Agreement.

     2. Term. Subject to the provisions for termination of employment as provided in Section 9(a), the Agreement shall be in effect for a period beginning May 1, 1995 through April 30, 2000.

     3. Compensation. Employee's compensation during his employment under the terms of this Agreement shall be as follows:

          (a) Base Salary. Valero shall pay to Employee a base salary (the "Base Salary") of Four Hundred Thousand Dollars ($400,000) per year for service in any and all capacities. In addition, the Compensation Committee ("Compensation Committee") of the Board of Directors of Valero shall in good faith consider granting annual increases to the Base Salary based upon such factors as Employee's performance and the growth and profitability of the Company, but it shall have no obligation to grant any such increases in compensation. Any such increase to the Base Salary shall become a part thereof and for purposes hereof the Base Salary as so increased shall be deemed thereafter to be the Base Salary. The Base Salary shall be payable in equal, semi-monthly installments on the 15th day and last day of each month or at such other times and in such installments as may be agreed between Valero and Employee. All payments shall be subject to the deduction of payroll taxes, income tax withholdings, and similar deductions and withholdings as required by law.

          (b) Bonus. In addition to the Base Salary, Employee shall be eligible to receive bonus compensation in such amounts and at such times as the Committee shall from time to time determine pursuant to Valero's Executive Incentive Bonus Plan (or any successor plan available for providing incentive compensation to executive officers of Valero generally); for purposes of determining Employee's incentive bonus for any year, Valero agrees that Employee's targeted percentage of Base Salary shall be 60%. Such targeted percentage of Base Salary shall be subject to adjustment by the Committee based upon such performance measure or other objective or subjective factors relating to the Company or Employee, including a qualitative evaluation of Employee's performance, as the Committee shall utilize in determining executive bonuses generally. The Parties recognize, however, that the determination and payment of bonus or other incentive compensation is within the complete discretion of the Committee, and nothing herein shall be construed to require the payment of any bonus or other incentive compensation to Employee if the Committee shall determine not to do so.

     4. Expenses and Benefits. During employment, Employee is authorized to incur reasonable expenses in connection with the business of the Company, including expenses for entertainment, travel and similar matters. Valero will reimburse Employee for such expenses upon presentation by Employee of such accounts and records as Valero may from time to time reasonably require. Valero also agrees to provide Employee with the following benefits during employment:

          (a) Employee Benefit Plans. Participation in any employee benefit plans now existing or hereafter adopted by Valero for its executive or other officers and employees generally.

          (b) Vacations. Employee shall be entitled (in addition to the usual public holidays) to a paid vacation in each year in accordance with Company's vacation policy for exempt employees (but not in any event less than four weeks per year), such vacation to be taken at such times as may be mutually agreed to by both Parties.

          (c) Working Facilities. Employee shall be furnished by Valero with an office, secretarial help and other facilities and services, including but not limited to full use of the Company's mail and communication facilities and services, reasonably suitable to his position and reasonably necessary for the performance of his duties under this Agreement.

          (d) Supplemental Executive Retirement Plan. Employee shall participate in the pension plan available to substantially all employees of the Company. In addition, Employee shall participate in Valero's unfunded Supplement Executive Retirement Plan ("SERP") and, for purposes of determining his benefits under the SERP, shall be credited with his period of prior service with the Company.

          (e) Tax Planning. Employee will be furnished tax planning services by an independent certified public accounting firm, of the type furnished to executive officers of Valero generally.

     5. Duties. Employee is employed as Executive Vice President of Valero. In addition, Employee agrees to serve, without additional compensation, as the Chairman of the Board, President and Chief Executive Officer and as a member of the Board of Directors of each wholly owned subsidiary of Valero engaged in the natural gas and natural gas liquids businesses. Such duties shall be performed at the Company's principal place of business in San Antonio, Texas. Employee will also be recommended for election to the Board of Directors of Valero and agrees to serve thereon without additional compensation, other than reimbursement of normal expenses or meeting attendance. The performance by Employee of his duties hereunder shall be subject to the provisions of subparagraph 9(d) hereof.

     6. Extent of Service. Employee shall, during his employment under the terms of this Agreement, devote substantially all of his working time, attention, energies and business efforts to his duties as an employee of Valero and to the business of the Company generally, and shall not, during the term of this Agreement, engage in any other business activity whatsoever, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; however, this paragraph 6 shall not be construed to prevent Employee from investing his personal, private assets as a passive investor in such form or manner as will not require any active services on the part of Employee in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made.

     7.   Stock Option and Restricted Stock Grants.

          (a) Subject to the actual commencement of employment by Employee under this agreement, the Committee has granted as of May 1, 1995 to Employee (i) options to purchase 120,000 shares of the Common Stock $1.00 par value ("Common Stock") of Valero, such options to vest in their entirety on the third anniversary of the grant date and to be subject to the terms and conditions of Valero's Executive Stock Incentive Plan (the "Plan"); and (ii) 25,000 shares of restricted Common Stock pursuant to the Plan, such shares to vest in three equal installments on the first, second and third anniversaries of the grant date. Employee will enter into a stock option agreement and a restricted stock agreement with respect to such grants. Employee acknowledges and agrees that the Plan and all grants made thereunder are subject to approval at the Annual of Meeting of Stockholders of the Company scheduled to be held May 9, 1995.

          (b) Employee will be eligible for future grants of stock options and restricted Common Stock in accordance with the practices of the Committee in awarding grants of stock options and restricted stock to executive officers generally. For purposes of determining the number of options and shares of restricted stock which may be awarded by the Committee to Employee, Valero agrees that the targeted number of shares subject to any option grant shall be that number of shares of Common Stock having a market value equal to 200% of Employee's Base Salary, and that the targeted number of shares of restricted Common Stock subject to any grant of restricted stock shall be that number of shares of Common Stock having a market value equal to 50% of Employee's Base Salary. Such targeted percentages of Base Salary shall be subject to adjustment by the Committee based upon such performance measures or other objective or subjective factors related to the Company or Employee, including a qualitative evaluation of Employee's performance, as the Committee shall utilize in determining executive stock option and restricted stock grants generally. The Parties recognize, however, that the determination of stock options and restricted stock awards is within the complete discretion of the Committee, and nothing herein shall be construed to require the award of stock options, restricted stock or other similar compensation to Employee if the Committee shall determine not to do so.

     8. Relocation. In connection with the relocation of Employee from Tulsa, Oklahoma, to San Antonio, Texas, Valero agrees to make the following payments and allowances to Employee:

          (a) Valero will reimburse Employee for the actual amount of initiation fees incurred for one country club membership in the San Antonio area;

          (b)  Valero will reimburse Employee for the actual cost
(not to exceed $30,000) of purchasing an automobile for use in connection with the duties of Employee;

          (c) Valero will pay or reimburse Employee for the actual and reasonable costs of relocation, including (i) reasonable expenses of transportation, meals and lodging for Employee and his spouse in travelling between Tulsa, Oklahoma and San Antonio, Texas (including, without limitation, expenses incurred by Employee or his spouse for weekend commuting between Tulsa and San Antonio for a period of up to five months from and after May 1, 1995), (ii) costs of packing, moving and unpacking household goods and other personnel possessions from Tulsa, Oklahoma to San Antonio, Texas (including costs of shipment of three antique automobiles owned by Employee), (iii) reasonable costs of temporary living expenses for Employee and his spouse in San Antonio, Texas, for a period of up to five months from and after May 1, 1995, prior to moving into a permanent residence,
(iv) the reasonable cost and expense of house hunting trips (including transportation, meals and lodging) for Employee and/or his spouse to the San Antonio area prior to or during such five month period, and (v) reimbursement to Employee for the actual difference, if any, between (A) the final sales price of Employee's present home in Tulsa, Oklahoma (net of any real estate commissions, "points" or other costs, fees or expenses paid by Employee in such transaction) and (B) the sum of (I) the original purchase price of such home (including any real estate commissions or other closing costs, fees or expenses (exclusive of financing costs) paid by Employee in such transaction) and
(II) the cost of capital improvements made to such home by Employee and not paid or reimbursed by a prior owner, insurer or other third party. Upon request, Employee shall provide appropriate documentation, in such form and in such detail as is reasonably satisfactory to Valero, with respect to all costs, fees, expenses and other amounts for which payment or reimbursement is sought from Valero hereunder. Employee shall be entitled, but not required, to utilize the home sale program provided by the Company to certain employees and new hires in order to sell his present Tulsa, Oklahoma, home.

          (d)  Valero will pay to Employee a one-time
miscellaneous moving allowance of $20,000.

          (e) Valero will make an additional payment (the "Gross-Up Payment") to Employee in an amount such that, after payment by Employee of all federal income taxes imposed upon the income of Employee and arising out of the payments and reimbursements made to or for the benefit of Employee pursuant to subparagraphs 8(a) through (d) above and upon such Gross-Up Payment, and assuming that Employee is subject to federal income taxation at the highest individual marginal tax rate, Employee will receive net after-tax payments and benefits equal to the amount of all such payments and reimbursements specified in such subparagraphs 8(a) through (d).

     9. Termination by Valero. Valero shall have the right to terminate Employee's employment as hereinafter provided.

          (a) Termination for Cause. Valero shall have the right to terminate Employee's employment under this Agreement for cause. As used herein, "cause" shall mean:

               (i) Employee's conviction of a crime (excluding a misdemeanor offense not involving moral turpitude) under federal or state law; Employee's gross and deliberate disregard of his duties and responsibilities hereunder, as reasonably determined by the Board of Directors; or Employee's violation of any provision of this agreement; or

               (ii) any failure by Employee to cooperate fully with any inquiry, investigation, claim, lawsuit or other proceeding involving the Company, whether initiated by the Company or by any third party or by federal, state or other lawfully constituted authority, after written notice of such failure and the refusal to correct such failure within five days following the date such notice is given; or

               (iii) the continued material impairment of abilities of Employee to fulfill responsibilities under this Agreement as a result of alcoholism or drug dependency after written notice of such material impairment from Valero and the failure to correct such impairment within 45 days from the date such notice is given; or

               (iv) the willful refusal by Employee to fulfill responsibilities under this Agreement after written notice of such willful refusal from Valero and the failure to correct such refusal within 10 days from the date such notice is given.

If Valero terminates this Agreement pursuant to the provisions of this paragraph 9(a), all compensation or other benefits due Employee pursuant to Paragraphs 3 and 4 hereof shall be paid by Valero to Employee to the date of such termination and, upon such payment being made by Valero, all obligations of Valero to Employee hereunder shall be totally and completely satisfied and discharged, and Valero shall have no further obligations of any type to Employee pursuant to this Agreement.

          (b) Termination other than for Cause. Valero shall have the right, in its sole discretion, to terminate Employee's employment under the Agreement without cause at any time, and Employee's employment under this Agreement shall be deemed terminated upon the giving of written notice to such effect by Valero to Employee. Any termination of employment other than as a result of death, retirement, disability, voluntary resignation by Employee or in accordance with paragraph 9(a) shall be deemed a termination without cause. In the event of termination without cause:

               (i) Valero shall pay Employee in cash for and throughout the period from the date of such termination to April 30, 2000 an annual amount equal to Employee's Annual Base Salary at the time of such termination. Such annual amount shall be payable in equal, semi-monthly installments on the 15th day and last day of each month through April 30, 2000, or at such other times and in such installments as may be agreed between Employee and Valero;

               (ii) Employee shall receive all of the payments and benefits to which he is entitled pursuant to paragraph 8, to the extent not theretofore paid by Valero; and

               (iii) Any restricted shares of Common Stock or other securities previously granted to Employee by Valero subject to any restrictions shall have all such restrictions removed immediately preceding such termination. All options, stock appreciation rights or similar rights granted to Employee under the Plan or any other any stock option or similar plan and not previously exercised, expired or otherwise terminated shall be accelerated and become exercisable immediately in full and shall remain exercisable for such period as is specified in the relevant plan document; provided however, that no such option or other right shall be exercisable within six months following the grant thereof.

          (c) Termination upon Certain Events. In the event that (i) except pursuant to subparagraph 9(a) above, Employee ceases to be Executive Vice President (or an equally or higher ranking executive officer) of Valero, other than as a result of his death, voluntary retirement or resignation, or (ii) Employee shall (except in connection with an inquiry or investigation as provided in subparagraph 9(d) below) be denied by Valero the right or ability to perform the duties normally incident to being Executive Vice President of Valero and such denial shall continue and not be corrected within 10 days from the date written notice thereof is given by Employee, or (iii) without the prior consent of Employee, Employee shall be required to perform his duties at a principal location other than at the Company's principal offices in San Antonio, Texas; then such change in status of Employee shall be deemed to be a termination of Employee's employment by Valero under this Agreement without cause and the obligations and rights of Valero and Employee set forth in paragraph 9(b) shall apply as of the date of such resignation.

          (d) Suspension from Duties. Nothing herein shall be construed to limit the authority of the Board of Directors or Chief Executive Officer of Valero to suspend Employee, with pay, from the performance of any duties or to exclude Employee from any offices or other premises of Valero pending the outcome of any inquiry or investigation (whether undertaken by or under the direction of Valero or by state, federal or other lawfully constituted authority), and no such suspension shall constitute a "termination" of Employee unless and until Employee shall resign or be terminated pursuant to subparagraph 9(a), 9(b) or 9(c).

     10. Executive Severance Agreement. Simultaneously with entering into this agreement, Valero and Employee shall enter into an executive severance agreement (the "Executive Severance Agreement"), in the form attached hereto as Exhibit "A". In the event Employee become entitled to receive a lump sum amount pursuant to paragraph 2.A. of the Executive Severance Agreement, Valero shall be entitled to apply a credit for the full amount of such lump sum amount against any periodic or other payments that it is would otherwise be obligated to make under this Agreement so as to offset, discharge and fully satisfy its obligation to make any such payments until such time as such lump sum amount has been fully applied as a credit against such periodic or other payments.

     11.  Disclosure of Confidential Information.   Except to the
extent required in the performance of his duties or obligations to the Company hereunder, or by prior consent of a duly authorized officer or director of Valero, or as otherwise reasonably determined not to be harmful to the business, business plans, properties, prospects, financial condition or results of operations of the Company Employee will not, directly or indirectly, at any time during his employment with the Company, or at any time subsequent to the termination thereof, for any reason whatsoever, with or without cause, breach the confidence reposed in him by Valero by using, disseminating, disclosing, divulging or in any manner whatsoever disclosing or permitting to be divulged or disclosed in any manner to any person, firm, corporation, association, governmental authority or other entity (referred to herein as a "Recipient") "Confidential Information" of the Company, nor will Employee lecture on or publish articles concerning any Confidential Information" of the Company. As used herein, the term "Confidential Information" means any and all non-public information regarding the business, business plans, properties, prospects, financial condition or results of operation of the Company, disclosed to Employee or known by Employee as a consequence of or through his employment by the Company. On termination of employment with Valero, all documents, records, notebooks, or similar repositories of or containing trade secrets, secret methods or Confidential Information, including all copies of any documents, records, notebooks or similar repositories of or containing trade secrets, secret methods or Confidential Information, then in Employee's possession or in the possession of any third party under the control of Employee or pursuant to any agreement or other arrangement with Employee, whether prepared by Employee or any other person, firm, corporation, association or other business entity, will be delivered to Valero by Employee.

     12.  Non-competition.   Employee recognizes and understands
that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to Valero's businesses. It is the expressed intent and agreement of Employee and Valero that such knowledge and experience shall be used exclusively in the furtherance of the interests of Valero and not in any manner which would be detrimental to Valero's interests. In consideration for the benefits herein, Employee therefore agrees that so long as he is employed by Valero and for as long as he is receiving payments of Base Salary (or equivalent payments under paragraph 9(b)(i) of this Agreement), unless he first secures the written consent of Valero, Employee will not directly or indirectly, engage or participate in any entity in direct or indirect competition with Valero's businesses anywhere in the United States. In the event that the provisions of this paragraph 12 should ever be deemed to exceed the time, geographic or scope of activity limitations permitted by applicable laws, then such provisions shall be, and Employee and Valero hereby consent to such provisions being, reformed by a court of competent jurisdiction to conform to the maximum time, geographic or scope of activity limitations permitted by applicable law.

13. Insurance. Valero may, in its sole and absolute discretion, at any time after the Effective Date, apply for and procure, as owner and for its own benefit, insurance on the life of Employee, in such amounts and in such forms as Valero may choose. Unless otherwise agreed by Valero, Employee shall have no interest whatsoever in any such policy or policies, but Employee shall, at Valero's request, submit to such medical examinations, supply such information, and execute and deliver such documents as may be required by the insurance company or companies to which Valero has applied for such insurance.

     14. Acknowledgements of Employee. Employee hereby acknowledges that his execution of this Agreement is given in consideration of Valero's employment of Employee under the terms and conditions contained herein, which Employee acknowledges is good and sufficient consideration therefor.

     15. Notice. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the Party to be notified with return receipt requested, or by delivering the notice in person to such Party. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of Employee, his spouse, any purported donee or transferee or any administrator, executor or legal representative of Employee or his estate, as the case may be, shall be as follows:

                    Mr. F. Joseph Becraft
                    6001 E. 104th Street
                    Tulsa, Oklahoma 74137

          The address of Valero shall be:

                    Valero Energy Corporation
                    Post Office Box 500
                    San Antonio, Texas 78292
                    Attention:  Corporate Secretary

Valero and Employee shall have the right from time to time and at any time to change their respective addresses and shall have the right to specify as their respective addresses any other address by giving at least ten days written notice to the other Party as provided hereby.

     16. Other Employment Agreements. There are no other or prior employment agreements between the Parties in effect on the Effective Date.

     17. Controlling Law. The execution validity, interpretation and performance of this Agreement shall be determined and governed by the laws of the State of Texas.

     18. Additional Instruments. Valero and Employee shall execute and deliver any and all additional instruments and agreements which may be necessary or proper to carry out this Agreement.

     19. Entire Agreement. This Agreement contains the entire agreement of the Parties. This Agreement may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     20. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Valero and Employee shall promptly meet and negotiate substitute provisions for those rendered and declared illegal or unenforceable, and all the remaining provisions of this Agreement shall remain in full force and effect.

     21. Effect of Agreement. This Agreement shall be binding upon Employee and his heirs, executors, administrators, and legal representatives, successors and assigns, and Valero and its legal representatives, successors and assigns.

     22. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

     23. Waiver of Breach. The waiver by Valero of a breach of any provision of the Agreement by Employee shall not operate or be construed as a waiver by Valero of any subsequent breach by Employee. The waiver by Employee of a breach of any provision of the Agreement by Valero shall not operate or be construed as a waiver by Employee of any subsequent breach by Valero.

     24. Survival. The agreements contained in paragraphs 11 and 12 hereof shall survive and remain in full force and effect, notwithstanding any termination or cancellation of this Agreement or of Employee's employment hereunder.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date below written, to be effective for all purposes as of May 1, 1995.


                    Valero:
                    VALERO ENERGY CORPORATION

                    By:  /s/ STAN L. MCLELLAND
                              (Signature)

                    Executive Vice President and General Counsel


                     Employee:

                    /s/ F. JOSEPH BECRAFT
                    F. Joseph Becraft

                    Date: May 1, 1995